Exhibit 10.14

NOTICE OF REDEMPTION

TO THE HOLDERS OF

8.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

CARECLOUD, INC.

(Nasdaq: CCLDO)

CUSIP No. 14167R308

April 14, 2026

NOTICE IS HEREBY GIVEN that, pursuant to Section 6(b) of the Certificate of Designation of Preferences, Rights and Limitations of 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Certificate of Designation”) of CareCloud, Inc., a Delaware corporation (the “Company”), filed with the Secretary of State of the State of Delaware, the Company has elected to redeem all of the issued and outstanding shares of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), on May 15, 2026 (the “Redemption Date”).

On the Redemption Date, each share of Series B Preferred Stock will be redeemed at a cash redemption price of $25.25 per share (the “Redemption Price”), plus an amount equal to any accumulated and unpaid dividends on such shares up to, but not including, the Redemption Date (together with the Redemption Price, the “Total Redemption Price”). The Total Redemption Price per share is expected to be approximately $27.52 per share, subject to final calculation of accumulated and unpaid dividends through the Redemption Date.

As of the date hereof, 1,511,372 shares of Series B Preferred Stock are issued and outstanding. All such shares are being redeemed.

All of the outstanding shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”). Accordingly, the Total Redemption Price will be paid by the Company through DTC in accordance with DTC’s applicable procedures. VStock Transfer, LLC is serving as the redemption agent for the redemption (the “Redemption Agent”).

On and after the Redemption Date, dividends will cease to accrue on all shares of Series B Preferred Stock, all shares of Series B Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the Total Redemption Price, without interest.

Payment of the Total Redemption Price is expected to be made on or about the Redemption Date through the facilities of DTC. Beneficial owners of shares of Series B Preferred Stock held through a broker, dealer, bank, or other nominee should contact such nominee for information regarding the redemption.

The shares of Series B Preferred Stock are currently listed on the Nasdaq Global Market under the symbol “CCLDO.” The Company intends to request that the Nasdaq Global Market delist the Series B Preferred Stock and deregister the Series B Preferred Stock under the Securities Exchange Act of 1934, as amended, following the completion of the redemption.

The tax consequences of the redemption may vary depending upon the particular circumstances of each holder. Holders of Series B Preferred Stock should consult their own tax advisors regarding the specific tax consequences of the redemption to them.

Questions regarding the redemption may be directed to:

CareCloud, Inc.

Attn: Norman Roth

7 Clyde Road Somerset, NJ 08873

Telephone: 732.873.5133 x. 134

Email: ir@carecloud.com

CARECLOUD, INC.

By:	/s/ Norman Roth
Name:	Norman Roth
Title:	Interim CFO